Exhibit 99.1

March 31, 2006

Contact:

Wayne E. Travers Jr.

203-378-1152 ext. 111

Wise Metals Group LLC Announces

Fourth Quarter and Full Year Results

•	Revolving credit line increased

•	Results impacted by escalating energy prices and aluminum price caps

•	Recycling and common alloy business achieving strong growth

BALTIMORE, Md. — Shipments of Wise Metals Group’s aluminum beverage can stock, other rolled aluminum products and scrap in the fourth quarter of 2005 totaled 195.5 million pounds compared to 166.0 million for the same period in 2004, an increase of 18 percent, company officials announced today. For 2005, shipments totaled 764.7 million pounds compared to 736.1 million pounds for 2004, an increase of 4 percent.

Shipments of scrap at Wise Recycling increased approximately 25 percent in the fourth quarter of 2005 versus the fourth quarter of 2004 and increased approximately 24 percent for the full year. Common alloy shipments, which were relatively flat for the fourth quarter of 2005 compared to the same period in 2004, increased approximately 33 percent for the year.

Net loss for the fourth quarter of 2005 was $10.4 million, which includes a $2.3 million expense for LIFO offset by a $10.2 million favorable impact for SFAS 133 (Accounting for Derivative Instruments and Hedging Activities). This compares to a net loss of $25.2 million in the fourth quarter of 2004, which includes a $26.2 million expense for LIFO offset by a $1.6 million favorable impact for SFAS 133.

For the year, Wise Metals Group reported a net loss of $21.6 million including a $2.3 million expense for LIFO offset by an $11.7 million favorable mark-to-market gain under SFAS 133. These results compared to a net loss of $41.5 million in 2004 including expenses totaling $43.3 million of which $35.2 million is for LIFO, $7.5 million is a write-off for early extinguishment of debt, and $0.6 million is a mark-to-market loss under SFAS 133. Adjusted EBITDA for the full year 2005 was $7.5 million compared to $33.3 million for 2004.

After adjusting for LIFO and SFAS 133, net loss for the fourth quarter of 2005 was $18.3 million, compared to a loss of $0.6 million in the fourth quarter of 2004, adjusting for similar items. The difference of approximately $17.7 million, after adjusting for increased volumes, includes increased energy costs of $9.2 million, the impact from metal ceilings totaling $4.7 million, employment costs of $1.1 million, materials, maintenance and other production costs of $1.7 million, and increased interest expense of $1.1 million.

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Earnings before interest and fees, taxes, depreciation and amortization (EBITDA) adjusted for the effects of early extinguishment of debt, LIFO, and SFAS 133 (Adjusted EBITDA) for the fourth quarter of 2005, was ($8.5) million compared to ($0.9) million for the third quarter of 2005 and $8.2 million for the fourth quarter of 2004.

Conversion margin, which is defined as conversion revenue (sales less metal costs and the effect of LIFO) less conversion cost (cost of sales less metal costs) decreased from $8.1 million in the fourth quarter of 2004 to a deficit of $9.5 million for the same period in 2005. Increased energy costs due to higher natural gas prices and the effects of aluminum price caps reducing can sheet sales margins contributed to the decrease in conversion margin.

Subsequent to year-end, on March 3, 2006, Wise Metals Group LLC completed an amendment to its revolving line of credit resulting in a $30 million increase to the facility from $150 million to $180 million. These additional funds are immediately available to the company, subject to customary borrowing base calculations. The facility also allows for an additional increase to $200 million should conditions warrant.

“As we had expected and announced in prior periods, the fourth quarter results were disappointing primarily as a result of energy and metal costs. Although the cost of aluminum was what we had anticipated, the cost of natural gas continued to rise and was 33 percent higher than our forecast, costing the company an additional $5 million,” stated David D’Addario, Chairman and Chief Executive Officer. “Obviously these results are not acceptable, but we had anticipated these underlying issues and are successfully dealing with them and I am pleased to announce that we have reached agreements with major customers regarding a restructuring of our supply contracts while we have also expanded our credit facility to allow us to meet these opportunities going forward.”

“Our bank group has amended the facility to permit borrowings to eventually reach $200 million if market conditions dictate,” commented Danny Mendelson, Executive Vice President and Chief Financial Officer. “This clearly demonstrates the confidence our bank group has shown in Wise and that our underlying collateral supports this new revolver limit.”

Mr. D’Addario added that, “Of greatest importance were the commitments of our customers to restructure our significant contracts to account for current market conditions. I believe this will permit Wise to continue as a strong, independent supplier of rolled products for the long-term with added financial security.”

The key changes to supply agreements announced by Wise include some immediate relief on conversion pricing, customer acknowledgement that the ceiling will expire, and cooperation and assistance with the cost of managing the ceiling exposure prior to its expiration.

“As with our bank group, I believe that our customers’ acceptance of these terms shows their clear willingness to work with Wise to extend our long-term supply relationships, added Randall Powers, President and Chief Operating Officer. “I attribute this to the fact that our employees have demonstrated a clear commitment to quality and service to our customers.”

“Now that we have increased the credit line and restructured our customer contracts, we will need to work with our vendors to assure a continued supply of high quality material input. In many ways, this is a transitional period for the rolled products segment of the aluminum industry and we are all adjusting to this progression in our industry,” commented Mr. Mendelson.

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Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

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Wise Metals Group LLC

Consolidated Statements of Operations

(Unaudited)

	Three Months ended December 31,		Twelve Months ended December 31,
	2005	2004	2005	2004
Sales	$227,466	$179,559	$883,844	$766,868
Cost of sales	239,307	197,652	881,290	770,518

Gross (deficit) margin	(11,841)	(18,093)	2,554	(3,650)

Operating expenses:
Selling, general, and administrative	2,301	3,351	10,728	11,967

Operating loss	(14,142)	(21,444)	(8,174)	(15,617)

Other income (expense):
Interest expense and fees, net	(6,456)	(5,368)	(25,110)	(17,920)
Early extinguishment of debt	—	—	—	(7,455)
Mark-to-market adjustment for contracts under SFAS 133	10,188	1,574	11,666	(550)

Net loss	$(10,410)	$(25,238)	$(21,618)	$(41,542)

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Wise Metals Group LLC

Consolidated Balance Sheets

	December 31, 2005	December 31, 2004
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$6,456	$7,669
Restricted cash	250	250
Accounts receivable, less allowance	73,326	46,336
Inventories	142,151	175,809
Other current assets	24,562	9,601

Total current assets	246,745	239,665

Non-current assets:
Property and equipment, net	86,557	85,375
Other assets	8,492	9,147
Goodwill	283	283

Total non-current assets	95,332	94,805

Total assets	$342,077	$334,470

Liabilities and members’ deficit:
Current liabilities:
Accounts payable	$54,493	$57,855
Borrowings under revolving credit facility	137,730	101,675
Current portion of long-term debt	1,477	1,529
Accrued expenses, payroll and other	18,247	22,739

Total current liabilities	211,947	183,798

Non-current liabilities:
Senior secured notes	150,000	150,000
Term loans, less current portion	826	1,040
Other liabilities	14,593	12,397

Total non-current liabilities	165,419	163,437

Members’ deficit	(35,289)	(12,765)

Total liabilities and members’ deficit	$342,077	$334,470

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Wise Metals Group LLC

Consolidated Statements of Cash Flows

(Unaudited)

	Twelve months ended December 31,
	2005	2004
Cash flows from operating activities
Net loss	$(21,618)	$(41,542)
Adjustments to reconcile net loss net cash used in operating activities:
Depreciation and amortization	13,355	13,211
Amortization of deferred financing fees	1,208	4,859
LIFO provision	2,318	35,156
Loss on extinguishment of debt	—	7,455
Unrealized (gains) losses on derivatives	(11,666)	550
Changes in operating assets and liabilities:
Accounts receivable	(26,990)	(25,930)
Inventories	31,340	(47,715)
Other current assets	(1,889)	541
Accounts payable	(3,362)	18,192
Accrued expenses, payroll and other	(4,255)	1,400

Net cash used in operating activities	(21,559)	(33,823)

Cash flows from investing activities
Purchase of equipment	(14,537)	(12,329)

Net cash used in investing activities	(14,537)	(12,329)

Cash flows from financing activities
Net issuance (repayments) of short-term borrowings	36,003	(12,635)
Proceeds of senior secured notes offering, net of fees paid	—	141,816
Repayment of term debt	—	(22,500)
Repayment of subordinated debt	—	(35,687)
Prepayment fee on subordinated debt	—	(3,500)
Payments on long-term obligations	(214)	(463)
Purchase of members’ equity	(906)	(14,113)

Net cash provided by financing activities	34,883	52,918

Net increase (decrease) in cash and cash equivalents	(1,213)	6,766
Cash and cash equivalents at beginning of period	7,669	903

Cash and cash equivalents at end of period	$6,456	$7,669

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Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance. These include Adjusted EBITDA. Adjusted EBITDA is not intended to represent cash flows from operations as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net income (loss) is set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Wise Metals Group LLC

Conversion Margin

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Sales	$227,466	$179,559	$883,844	$766,868
Less:
Metal costs	(164,467)	(145,197)	(620,710)	(550,060)
LIFO adjustment	2,318	26,182	2,318	35,156

Conversion revenue	$65,317	$60,544	$265,452	$251,964

Cost of sales	$239,307	$197,652	$881,290	$770,518
Less:
Metal costs	(164,467)	(145,197)	(620,710)	(550,060)

Conversion costs	$74,840	$52,455	$260,580	$220,458

Conversion revenue	$65,317	$60,544	$265,452	$251,964
Conversion costs	(74,840)	(52,455)	(260,580)	(220,458)

Conversion (deficit) margin	$(9,523)	$8,089	$4,872	$31,506

Conversion (deficit) margin	$(9,523)	$8,089	$4,872	$31,506
Shipments	195,507	165,966	764,662	736,068

Conversion (deficit) margin per pound	$(.0487)	$.0487	$.0064	$.0428

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Net loss	$(10,410)	$(25,238)	$(21,618)	$(41,542)
Interest expense and fees	6,456	5,507	25,110	18,505
Depreciation and amortization	3,343	3,281	13,355	13,211
Early extinguishment of debt	—	—	—	7,455
Unrealized (gain) loss on derivative instruments	(10,188)	(1,574)	(11,666)	550

LIFO adjustment	2,318	26,182	2,318	35,156

Adjusted EBITDA	$(8,481)	$8,158	$7,499	$33,335

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About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

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